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                                   EXHIBIT 99

            "SAFE HARBOR" STATEMENT UNDER PRIVATE SECURITIES LITIGATION
                                REFORM ACT OF 1995


     Forward-looking statements made by or on behalf of the Company represent the Company's reasonable judgement on the future and are subject to risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Such risks and uncertainties include, among others:

     DISCRETIONARY CONSUMER SPENDING; SEASONALITY. Purchases of home entertainment and automotive audio products are discretionary for consumers. The success of the Company is influenced by a number of economic factors affecting disposable consumer income, such as employment levels, business conditions, interest rates and taxation rates. Adverse changes in these economic factors, among others, may restrict consumer spending, thereby negatively affecting the Company's sales and profitability.

     The Company's business is highly seasonal due to consumer spending patterns which tend to result in significantly stronger home speaker sales in the period of October through March and automotive speaker sales in the period of April through October. It is unlikely that this pattern will change significantly in the future. Although the Company believes that the seasonality of its business is primarily the result of the timing of consumer demand for its products, fluctuations in operating results can also result from other factors affecting the Company and its competitors, including new product developments or introductions, availability of components for resale, competitive pricing pressures, changes in product mix and pricing and product reviews and other media coverage. Due to the seasonality of its business, the Company's results for interim periods are not necessarily indicative of its results for the year.

     HIGHLY COMPETITIVE INDUSTRY. The market for home and automotive speaker systems is served by many companies, both foreign and domestic, and is fragmented and highly competitive. Some of these competitors have significantly greater financial, marketing, manufacturing and technological resources than the Company and may offer lower product prices on competing products.

     Competition in the design and manufacture of new and innovative speakers is intense. There can be no assurance that the Company will be able to continue to compete successfully by introducing products or performance features on a timely basis or by adding new features to its products while limiting increases in prices. Furthermore, in recent years many retailers of non-proprietary audio components have regularly lowered prices, and the Company expects these pricing pressures to continue. These pricing pressures may adversely affect the Company's operating results.

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     DEPENDENCE ON KEY PERSONNEL.  The Company's success depends to a large extent upon the efforts and abilities of its co-founders, Francis L. Reed, Director, Chief Executive Officer and Treasurer, and Andrew G. Kotsatos, President and Assistant Clerk. The loss of either of these key managers could have a material adverse effect on the Company. The Company does not have key man insurance policies on the lives of Messrs. Reed and Kotsatos.
In addition, the Company is dependent in part on its ability to hire and retain qualified managerial personnel. Although the Company to date has been able to hire and retain such personnel, there can be no assurance that the Company will be successful in recruiting and retaining such personnel in the future. There are no employment agreements between the Company and any of its key employees.

     MANAGEMENT OF ACQUISITION OF SNELL ACOUSTICS. The Company has agreed in principle to purchase the business of Snell Acoustics, Inc., a manufacturer of home entertainment loudspeaker systems. The business of Snell Acoustics has recently been operating at a loss. There can be no assurance that the Company will be able to manage the business of Snell Acoustics profitably or that its operation of the business of Snell Acoustics will not have a detrimental effect on the consolidated operations of the Company.

     CONTROL BY MANAGEMENT STOCKHOLDERS. The Company's officers, directors and related persons own, of record and beneficially, 49.2% of the outstanding shares of the Common Stock (not including shares issuable upon exercise of outstanding options). As a result, such persons, if they act in concert, may have the ability to control the Company and direct its affairs and business and to determine the outcome of corporate actions requiring stockholder approval. This control by existing stockholders may have the effect of delaying or preventing a change in control of the Company and could result in the denial to minority stockholders of a premium price for their stock in a change in control.